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                                                                   EXHIBIT -99.O

                             THE VANTAGEPOINT FUNDS

                         MULTIPLE CLASS PLAN PURSUANT TO

               RULE 18F-3 UNDER THE INVESTMENT COMPANY ACT OF 1940

       This Multiple Class Plan has been adopted by a majority of the Board of Directors of the Vantagepoint Funds ("VPF"), including a majority of the Directors who are not interested persons of VPF, on behalf of the Vantagepoint Index Funds (the "Index Funds"). The Index Funds are a separate series of shares offered by VPF.

I.     BACKGROUND

       The VPF is an open-end, diversified, no-load management investment company registered under the Investment Company Act of 1940, as amended (the "Act). The VPF is a "series" investment company offering a number of portfolios, including the Index Funds1. The ICMA Retirement Corporation ("RC") acts as investment adviser to the ICMA Retirement Trust, a group trust established for the commingled investment of certain public sector retirement plans administered by RC in its capacity as a plan administrator. Vantagepoint Investment Advisers, LLC, a wholly-owned subsidiary of RC, acts as investment adviser to VPF pursuant to a Master Investment Advisory Agreement (the "Agreement") with VPF.

II.    SHARE CLASSES

       Each Index Fund will offer two classes of shares: Class I and Class II.

III.   DISTRIBUTION ARRANGEMENTS

       The distribution arrangements will differ between Class I shares and Class II shares of each of the Index Funds as follows:

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(1)    There are 5 Index Funds: The Overseas Equity Index Fund, the Mid/Small
Company Index Fund, the Broad Market Index Fund, the 500 Stock Index Fund, and the Core Bond Index Fund.

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       A.     CLASS I SHARES

              Class I shares will be available to certain public sector employee benefit plans containing total plan assets under $40 million dollars that invest indirectly in the Index Funds through the ICMA Retirement Trust. Class I shares will also be available to individual retirement account ("IRA") investors as described in the VPF prospectus.

       B.     CLASS II SHARES

              Class II shares will be available to qualifying public sector employee benefit plans that (i) invest directly in the Index Funds and have qualifying total plan assets in excess of $150 million; and (ii) public sector employee benefit plans that invest indirectly in the Index Funds through the ICMA Retirement Trust and have qualifying total plan assets equal to or in excess of $40 million.

              Other public sector employee benefit plans with average account balances or other features that are expected to afford the Index Funds with certain economies of scale with respect to the servicing of their accounts, may also qualify for Class II shares.

              IT IS EXPECTED THAT THE INVESTORS TO WHOM CLASS II SHARES ARE AVAILABLE WILL AFFORD THE INDEX FUNDS WITH SUBSTANTIAL ECONOMIES OF SCALE WITH REGARD TO THE SERVICING OF THEIR ACCOUNTS.

IV.    SERVICE ARRANGEMENTS

       Service arrangements will differ between Class I Shares and Class II Shares of the Index Funds as follows:

       A.     CLASS I SHARES

              It is expected that Class I Shares will be held by more investors than Class II Shares. It is anticipated that the aggregate amount of account-based services(2) that are provided to Class I Shares will materially exceed the amount of such services for Class II Shares.

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(2)    "Account-based services" for purposes of the Multiple Class Plan relating to the Funds are defined as services provided on a per account basis to the Funds. Such services include transaction processing, shareholder recordkeeping and the mailing of shareholder reports, proxy materials and other items.


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       B.     CLASS II SHARES

              Due to the higher asset size investment requirement and anticipated higher average account balances of Class II investors, it is expected that Class II Shares will be held by fewer investors than Class I Shares. It is anticipated that the aggregate amount of account-based services that are provided to Class II Shares will be materially less than the amount of such services provided to Class I Shares.

V.     EXCHANGES AND CONVERSIONS

       A.     EXCHANGES

              1.     CLASS I SHARES

                     Class I Shares of each Index Fund may be exchanged for Class II Shares of that Index Fund provided that all purchase eligibility requirements for Class II Shares are satisfied by the holder of Class I Shares. Class I Shares of a particular Index Fund may be exchanged into Class I Shares of the other Index Funds. In addition, Class I Shares of the Index Funds may be exchanged into the other series funds offered by VPF, provided such exchanges are permitted by the Act.

              2.     CLASS II SHARES

                     Class II Shares of each Index Fund may not be exchanged for Class I Shares of that or any other Index Fund. Class II Shares of a particular Index Fund may be exchanged into Class II Shares of the other Index Funds. In addition, Class II Shares of the Index Funds may be exchanged into the other series funds offered by VPF, provided such exchanges are permitted by the Act.

                     Class II Shares of each Index Fund that are held by employee benefit plans invested directly in that Index Fund (i.e., not invested indirectly through the ICMA Retirement Trust) may be exchanged for shares in the Model Portfolio Funds and the PLUS Funds available from the ICMA Retirement Trust.



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       B.     CONVERSIONS

              Each Index Fund may convert Class II shares into Class I shares if an investor no longer meets the criteria established in Paragraph III.B. of this Multiple Class Plan. Any such conversion will be preceded by written notice to the investor and will be effected on the basis of the relative net asset values of Class I shares and Class II shares of the applicable Index Fund without the imposition of any sales load, fee or other charge.

V.     EXPENSE ALLOCATION BETWEEN CLASSES

       A.     CLASS SPECIFIC EXPENSES

              1.     MARKETING AND DISTRIBUTION EXPENSES

                     Expenses associated with marketing and distribution activities will be allocated to the share class of each Index Fund on behalf of which the expenses were incurred by making such allocations to Class I Shares and Class II Shares as if each such share class were a separate fund under the Agreement.

              2.     EXPENSES FOR ACCOUNT-BASED SERVICES

                     Expenses associated with the provision of account-based services to each Index Fund will be allocated between Class I Shares and Class II Shares of that Index Fund on the basis of the amount incurred by each share class as follows:

                     (A)    ACCOUNT MAINTENANCE EXPENSES
                            Expenses associated with the maintenance of investor accounts for each Index Fund will be allocated to the class generating the expenses.

                     (B)    LITERATURE PRODUCTION AND MAILING EXPENSES

                            Expenses associated with shareholder reports, proxy materials and other literature will be allocated between Class I Shares and Class II Shares based upon the number of such items produced and mailed for each class of shares.



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              3.     OTHER CLASS SPECIFIC EXPENSES

                     Expenses for the primary benefit of a particular share class will be allocated to that share class. Such expenses include the following: each class' share of operating expenses (not including expenses related to management of each Index Fund's assets allocated under subparagraph below), Blue Sky fees, and legal fees attributable to a particular class.

       C.     FUND EXPENSES

              1.     ASSET MANAGEMENT EXPENSES

                     Expenses associated with management of each Index Fund's assets (including all advisory, tax preparation, and custody fees) will be allocated between Class I Shares and Class II Shares of that Index Fund on the basis of their relative net assets.

              2.     OTHER FUND EXPENSES

                     Any other expenses not described above will be allocated between Class I Shares and Class II Shares of each Index Fund on the basis of their relative net assets.

VI.    ALLOCATION OF INCOME, GAINS AND LOSSES

       Income, gains and losses of each Index Fund will be allocated between Class I Shares and Class II Shares on the basis of the relative net assets of each class of shares. As a result of differences in allocated expenses, it is expected that the net income of, and dividends payable to, each class of shares will vary. Dividends and distributions paid to each class of shares of each Index Fund will be calculated in the same manner, on the same day, and at the same time.

VII.   VOTING AND OTHER RIGHTS

       Class I Shares and Class II Shares of each Index Fund will have: (i) exclusive voting rights on any matter submitted to shareholders that relates solely to its service or distribution arrangements; (ii) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class; and (iii) in all other respects the same rights, obligations and privileges as each other, except as described in this Multiple Class Plan.



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VIII. AMENDMENTS

       All material amendments to this Multiple Class Plan must be approved by a majority of the Board of Directors of the VPF, including a majority of the Directors who are not interested persons of VPF.




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